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                                    EXHIBIT 8

                          UNITED STATES DISTRICT COURT
                           MIDDLE DISTRICT OF FLORIDA
                                 TAMPA DIVISION



EXCAL ENTERPRISES, INC.,

     Plaintiff,

v.                                           Case No. 96-764-CIV-T-23E

DAVID J. SMITH and JOHN DOES 1-10,


            Defendants.          /
- ---------------------------------


                        MOTION OF DEFENDANT FOR LEAVE TO
                     FILE AND SERVE A SUPPLEMENTAL PLEADING
                            AND MEMORANDUM IN SUPPORT


     Defendant, David J. Smith ("Smith"), by and through his undersigned counsel and pursuant to the provisions of Rule 15 of the Federal Rules of Civil Procedure, moves the Court for the entry of an order permitting him to serve a supplemental pleading in the form of a counterclaim against Excal Enterprises, Inc. In support of this motion Smith says:

     1.   On May 21, 1996, Smith served his Answer and Defenses.

     2. Smith could not file a counterclaim until after the last day on which a timely, annual meeting of the shareholders must take place. That day was June 30, 1996.

     3. No such shareholder's meeting has taken place and Smith's counterclaim is now ripe.

     4. The counterclaim sought to be filed is a claim which matured after Smith filed his Answer and Defenses, and Smith requests leave of court to file a counterclaim pursuant to Rule 13(e), F.R. Civ. P.


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                                MEMORANDUM OF LAW

     Pursuant to Rule 15(a), F.R. Civ. P., the last day on which Smith may have asserted a counterclaim without leave of court was June 10, 1996. Rule 13(e) and Rule 15(d), F.R. Civ. P., allow service of a counterclaim which matured after an original pleading was served as a supplemental pleading, with the permission of the court. Because the Counterclaim relies upon a statutory right to have an shareholders' annual meeting conducted, which statutory right did not accrue until after June 30, 1996, the claim to be asserted complies with the requirements of both Rule 13(e) and Rule 15(d), and therefore permission to file and serve the Counterclaim should be granted.

     WHEREFORE, Defendant, David J. Smith, requests entry of an order allowing him to file a Counterclaim against Plaintiff, Excal Enterprises, Inc., in the form attached hereto as Exhibit 1.

                                   MICHAEL C.  ADDISON
                                   Attorney at Law
                                   Post Office Box 2175
                                   Tampa, Florida  33601-2175
                                   Tel: (813) 223-2000
                                   Fax: (813) 228-6000
                                   Florida Bar No.  145579



                                   -----------------------------------
                                   Attorney for Defendants


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                             CERTIFICATE OF SERVICE

     I HEREBY CERTIFY that a true copy of the foregoing was furnished by United States mail to the person listed below, this ______ day of July, 1996.


                                   ----------------------------------------
                                   Michael C.  Addison


James M.  Landis, Esq.
Foley & Lardner
P.O. Box 3391
Tampa, FL  33601-3391
(813) 229-2300   FAX (813) 221-4210
Attorneys for Plaintiff



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                          UNITED STATES DISTRICT COURT
                           MIDDLE DISTRICT OF FLORIDA
                                 TAMPA DIVISION

EXCAL ENTERPRISES, INC.,

     Plaintiff,

     v.                                                Case No. 96-764-CIV-T-23E

DAVID J. SMITH and JOHN DOES 1-10,
            Defendants.            /
- -----------------------------------


                                  COUNTERCLAIM

     Counterplaintiff, DAVID J. SMITH, by and through his undersigned counsel and pursuant to the provisions of the Federal Rules of Civil Procedure, files this Counterclaim against Counterdefendants, EXCAL ENTERPRISES, INC., R. PARK NEWTON III, and W. CAREY WEBB, and states as follows:

     1. The Court has subject matter jurisdiction of this Counterclaim because it is brought in response to the Complaint in this action.

     2. Venue is proper in this District because the Counterclaim is brought in response to the Complaint in this action.

     3.   Counterplaintiff, DAVID J. SMITH, is a stockholder of
Counterdefendant, EXCAL ENTERPRISES, INC. ("EXCAL").

     4. Counterdefendant, EXCAL, formerly known as Assix International, Inc., is a Delaware corporation with its principal place of business in Tampa, Hillsborough County, Florida.

     5.   Counterdefendant, R. PARK NEWTON, III ("NEWTON") is an individual


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who is a citizen and resident of the State of Florida, who is currently serving as Chairman of the Board of Directors of EXCAL.

     6. Counterdefendant, W. CAREY WEBB ("WEBB"), is an individual who is a citizen and resident of the State of Florida, who is currently serving as President and CEO of EXCAL.

                                     COUNT I

     7. Plaintiff realleges paragraphs 1 through 6 above as if they were fully set forth.

     8. The Bylaws of EXCAL require that the annual meeting of shareholders of the corporation be held within 120 days after the close of EXCAL's fiscal year. EXCAL's fiscal year ends on June 30 of each year. A true and correct copy of pages 1 and 2 of the Bylaws of Assix International, Inc., is attached hereto as Exhibit A.

     9. The latest annual meeting of the shareholders of EXCAL was held on May 31, 1995, and that annual meeting was for the fiscal year ending June 30, 1994.

     10. No annual meeting has been held for the fiscal year which ended June 30, 1995.

     11. EXCAL has failed to comply with the provisions of Section 2.2 of its own Bylaws by failing to schedule and conduct an annual meeting of the shareholders of the corporation as required in the Bylaws.

     12. Section 211(c) of the Delaware Corporation Law requires that EXCAL schedule and conduct an annual meeting of the shareholders of the corporation within 13 months of the date of the last annual meeting of the corporation. Even if the annual meeting conducted on May 31, 1995, was considered to be the last annual meeting of the shareholders of EXCAL (although it was actually for the fiscal year ending June 30, 1994),


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EXCAL is in violation of the provisions of Section 211(c) of the Delaware
Corporation Law because it has failed to schedule and conduct an annual meeting within 13 months of the previous annual meeting. A true and correct copy of
Section 211 of the Delaware Corporation Law is attached as Exhibit B.

     13. The annual meeting typically results in the election of the board of directors of the corporation, among other items of business.

     14. As a result of the failure to conduct the annual meeting, the shareholders of EXCAL have been prevented for voting on the identity of the board of directors, and the existing directors have continued to conduct the business of EXCAL as if they have the right to do so notwithstanding the lack of an election to that office since May of 1995, and that meeting was for the fiscal year which ended June 30, 1994.

     15. Sections 2.3 and 2.4 of the Bylaws of EXCAL and Section 211(d) of the Delaware General Corporation Law permit the shareholders having ten percent of the authorized issued and outstanding shares of the corporation to call a special meeting of the shareholders in lieu of the annual meeting. That provision is in place in the event the management of EXCAL, for whatever reason, fails or refuses to call an annual meeting as required by Section 2.2 of the Bylaws. (See Exhibit A).

     16. On May 31, 1996, Cede & Co., as record holder of in excess of ten percent (10%) of the outstanding shares of Common Stock of EXCAL submitted its written request for a special meeting of the shareholders in lieu of the annual meeting required by the Bylaws. One of the written demands submitted by Cede & Co. was prepared and submitted on behalf of SMITH. True and correct copies of the letters from Cede & Co. are attached as Composite Exhibit C.

     17. The written request submitted to EXCAL demanded the scheduling of the meeting on July 17, 1996, at 1 Imeson Park Blvd., Building 100, Jacksonville, FL, and to establish the record date of June 7, 1996, for ownership of the shares in order to permit the solicitation of proxies in connection with the meeting.

     18. EXCAL has failed and refused to respond to the demand for a special shareholders meeting in a timely manner, necessitating the filing of this action to compel the scheduling and conduct of the special meeting of the shareholders in lieu of the annual meeting required by the Bylaws of EXCAL.

     19. As a result of the conduct of EXCAL, including its failure and refusal to respond to the written demand for a special meeting of the shareholders in lieu of the annual meeting required by the Bylaws of the corporation, the shareholders of EXCAL have been deprived of their right to elect the directors of the corporation.

     20. SMITH would suffer irreparable harm by the refusal of EXCAL to respond to the written demand for a special meeting of the shareholders in lieu of the annual meeting required by the Bylaws of EXCAL. In the absence of a special meeting the existing board of directors will continue in office in perpetuity, and the shareholders, including SMITH, will be totally deprived of the opportunity to vote for the election of the directors to manage the affairs of EXCAL.

     21. The issuance of an injunction compelling EXCAL to schedule and conduct an special meeting of the shareholders, as provided in Sections 2.3 and 2.4 of the Bylaws and Section 211 of the Delaware General Corporation Law, would be in the public interest and would not deprive EXCAL of any substantive or procedural right, but rather would enforce the provisions applicable to EXCAL by both its own Bylaws and the laws of the State of its


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incorporation.

     22. This Court has both subject matter jurisdiction and IN PERSONEM jurisdiction over EXCAL by virtue of the filing of this action. Section 211(c) of the Delaware Corporation Law vests this Court with the authority to "summarily order meeting to be held upon the application of any stockholder or director."

     23. All conditions precedent to the filing and maintenance of this action have been performed or have occurred.

     WHEREFORE, Counterdefendant, DAVID J. SMITH, prays that this Court:

          a. Restrain and enjoin all Counterdefendants from refusing to call and conduct the special meeting of the shareholders as required by the Bylaws of the corporation and the provisions of Section 211 of the Delaware Corporation Law;

          b. Issue a mandatory injunction to compel the Counterdefendants to schedule and call the special meeting of the shareholders of EXCAL ENTERPRISES, INC., as required by the Bylaws of EXCAL and the provisions of
     Section 211 of the Delaware General Corporation Law;

          c. Award such other and further relief as the Court deems just and proper under the circumstances.

                                    COUNT II

     24. Plaintiff realleges paragraphs 1 through 6 above as if they were fully set forth.

     25. EXCAL filed this action on April 17, 1996, but did not attempt to serve process on SMITH until approximately May 10. Instead of serving the summons and complaint upon SMITH, the Counterdefendants EXCAL, NEWTON and WEBB, arranged for the preparation of a proposed Amended Complaint and sent that document to five individuals


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and one limited partnership, including three members of the "Reporting Persons"
group to which SMITH belongs, in an effort to intimidate and coerce the recipients into foregoing their rights as shareholders of EXCAL. A true and correct copy of the proposed Amended Complaint is attached hereto as Exhibit D to this Counterclaim.

     26. The draft of the proposed Amended Complaint was not forwarded to SMITH by the Counterdefendants.

     27. The draft of the proposed Amended Complaint was accompanied by a covering memorandum authored by NEWTON which purported to indicate that it was written as a settlement offer. The precise terminology contained in small typeface on the bottom of each page of the memorandum was as follows:

          This letter is written pursuant to Fla. State. Section
          90.408 in an effort to resolve a dispute between Excal
          Enterprises, Inc. and the Group identified above.

     28. Although there was no dispute between the recipients of that memorandum at the time it was written, and the alleged dispute was purportedly between EXCAL and SMITH, the memorandum was not addressed to SMITH in an effort to resolve a dispute. Instead, the communication authored and disseminated by NEWTON, with the knowledge and approval of EXCAL and WEBB, was an attempt to intimidate and coerce the recipients of the memorandum from exercising their rights as shareholders of EXCAL.

     29. The attempt to shield the disclosure of the memorandum as a "settlement offer" was in bad faith and was merely more evidence of the efforts by the Counterdefendants to intimidate and coerce the stockholders of EXCAL.

     30. In response to the receipt of the memorandum from NEWTON one of the recipients, Mr. Kyle Krueger, attempted to arrange a meeting with NEWTON and his attorney as suggested at the conclusion of page 5 of the memorandum.

     31. Although a date and time for the face-to-face meeting was agreed to by counsel for NEWTON, the face-to-face meeting could not be held because NEWTON did not stay for the meeting. Instead, he went home and was only able to be reached by telephone at the time scheduled for the meeting. The telephone call was concluded in a matter of minutes and nothing substantive was resolved.

     32. When the publication of the memorandum and the proposed Amended Complaint in this action, which would have had the effect of naming additional shareholders as defendants, did not have its intended effect of intimidating or coercing the shareholders who received it, NEWTON wrote another letter dated May 9 to Mr. Kyle Krueger, the shareholder who had attempted to meet with NEWTON to no avail.

     33. The letter of May 9 was not written as an attempt to resolve a "dispute" between NEWTON and Mr. Krueger, nor was it couched in the same misleading "settlement proposal" language used in an attempt to prevent the Court from learning about the prior threat made to Mr. Krueger. Instead, the letter incorporated by reference the prior memorandum of April 26 and stated that it "clearly sets forth our [EXCAL'S and NEWTON'S] planned resolution of this matter." A true and correct copy of the letter of May 9, 1996, from NEWTON to Mr. Kyle Krueger is attached hereto as Exhibit E. A true and correct copy of the letter which was incorporated by reference in Exhibit E is attached hereto as Exhibit F.

     34. The letter was clearly a threat against Mr. Krueger in an attempt to intimidate and coerce him from continuing to participate with SMITH as one of the "Reporting Persons" under the Schedule 13D previously filed.

     35. Although EXCAL filed the Declaratory Judgment count of this Complaint as Count I, and in that pleading stated that it was "uncertain of its rights and obligations under the Rights Plan, specifically section 11(ii) thereof" and has asked this Court to take jurisdiction of the dispute and declare whether or not a Triggering Event has occurred, or whether or not the EXCAL shareholders who are not members of the group it has alleged exists are entitled to all benefits described in section 11(ii) of the Rights Plan, the facts are that EXCAL, NEWTON and WEBB have advised various shareholders of EXCAL that it has decided to proceed with the purported dilution of the rights of SMITH notwithstanding the absence of any order of this Court.

     36. EXCAL, NEWTON and WEBB stated on Friday, May 17, that a Board of Directors meeting would be called and the Board would take a vote at that time implementing the Rights Plan and diluting the shareholding of SMITH and the remaining shareholders who the Counterdefendants have mistakenly described as the "Smith Group."

     37. SMITH would suffer irreparable harm by the implementation of the illegal and improper provisions of the Rights Plan by the dilution of his shareholdings in EXCAL notwithstanding the absence of a Triggering Event and the absence of a ruling by this Court on the very issue which EXCAL stated that it was in doubt about in Count I of the Complaint.

     38. The status quo would be preserved by the issuance of an injunction preventing EXCAL, NEWTON and WEBB from purporting to implement the Rights Plan, and further preventing the dilution of the shares of stock held by SMITH in EXCAL until the issues presented by the Complaint, and specifically Count I thereof, can be properly resolved by the Court having jurisdiction of the person of EXCAL by virtue of the filing of this

Complaint in the first instance.

     39. SMITH has a substantial likelihood of success on the merits of Count I of the Complaint and on the merits of this Counterclaim because the "Reporting Persons" have only 13.3 percent of the stock of EXCAL, well below the threshold of 15 percent required for the Triggering Event under the Rights Plan relied upon by EXCAL.

     40. All conditions precedent to the filing and maintenance of this Counterclaim have been performed or have occurred.

     WHEREFORE, Counterdefendant, DAVID J. SMITH, prays that this Court:

          a. Restrain and enjoin all Counterdefendants from implementing the Rights Plan and from purporting to dilute the shareholding of SMITH until this matter can be heard and decided on the merits; and

          b. Award such other and further relief as the Court deems just and proper under the circumstances.

                                   MICHAEL C. ADDISON
                                   Attorney at Law
                                   Post Office Box 2175
                                   Tampa, Florida  33601-2175
                                   Tel:  (813) 223-2000
                                   Fax:  (813) 228-6000
                                   Florida Bar No. 145579




                                   -----------------------------------
                                   Attorney for Defendants

                             CERTIFICATE OF SERVICE

     I HEREBY CERTIFY that a true copy of the foregoing was furnished by United States mail to the person listed below, this _____ day of July, 1996.




                                   -----------------------------------
                                   Michael C. Addison

James M. Landis, Esq.
Foley & Lardner
P. O. Box 3391
Tampa, FL  33601-3391
(813) 229-2300    FAX (813) 221-4210
Attorneys for Plaintiff